Exhibit 10.2

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS AGREEMENT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

DATED 19 FEBRUARY 2021

(1) STARTEK, INC.

- and -

(2) CSP EAF FUND LP

CALL OPTION AGREEMENT

CONTENTS

1	INTERPRETATION	1

2	GRANT OF THE OPTION	4

3	OPTION PERIOD	5

4	EXERCISE	5

5	CONSIDERATION	6

6	COMPLETION	6

7	WARRANTIES	7

8	DETERMINATION BY AN EXPERT	8

9	CONFIDENTIALITY AND ANNOUNCEMENTS	8

10	FURTHER ASSURANCE	9

11	TRANSFER AND ASSIGNMENT	9

12	ENTIRE AGREEMENT	9

13	VARIATION AND WAIVER	10

14	COSTS	10

15	NOTICES	10

16	SEVERANCE	10

17	THIRD PARTY RIGHTS	11

18	COUNTERPARTS	11

19	LANGUAGE	11

20	GOVERNING LAW AND JURISDICTION	11

THIS AGREEMENT is made on	19 February 2021

BETWEEN:

(1)

STARTEK, INC. incorporated and registered in Delaware corporation whose registered office is at 6200 South Syracuse Way, Suite 485 Greenwood Village Colorado 80111 (or any of its subsidiaries designated by Startek Inc., “Buyer”); and

(2)

CSP EAF FUND LP, a Cayman Islands exempted limited partnership acting through its general partner, CSP EAF Fund GP Limited with registration number 371356 whose registered office is at Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1- 9008, Cayman Islands (“Seller”).

BACKGROUND:

A

The Seller is the direct, legal and beneficial owner of 82.4% of the total equity interest in Drive Holdings Parent Co Ltd., a private limited company incorporated and registered in the Cayman Islands with company number CB-370049 whose registered office is at c/o Campbells Corporate Services Limited, Floor 4, Willow House, Cricket Square, Grand Cayman KY1-9010, Cayman Islands (“Company”)

B

The Company is the direct, legal and beneficial owner of the entire equity interest in Drive Midco Pte. Ltd., a private limited company incorporated and registered in Singapore with company number 202101721G whose registered office is at 160 Robinson Road, #10-01 Singapore Business Federation Center, Singapore 068914 (“MidCo”).

C

The MidCo is the direct, legal and beneficial owner of the entire equity interest in Drive Holdings Bidco Pte. Ltd., a private limited company incorporated and registered in Singapore with company number 202040358R whose registered office is at 160 Robinson Road, #10-01 Singapore Business Federation Center, Singapore 068914 (“BidCo”).

D

The Seller is the direct and indirect (as the case may be), legal and beneficial owner of the Option Securities and has agreed to enter into a call option in favour of the Buyer on the terms of this agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged.

IT IS AGREED:

1.	INTERPRETATION

1.1	The following definitions and rules of interpretation in this clause 1 apply in this agreement:

“Applicable Redemption Amount” means, (i) with respect to the Series A Preferred Shares, such amount in cash (in US Dollars) as is required to redeem all of the outstanding Series A Preferred Shares as of the Completion in accordance with the Memorandum and Articles and,

(ii) with respect to the Notes, such amount in cash (in US Dollars) as is required to redeem all of the outstanding Notes as of the Completion in accordance with the terms thereof;

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York City or Singapore are authorized or required by law to close;

“Completion” means the completion of the exercise of the Option as described in clause 6;

“Consideration” means the aggregate purchase price in connection with the exercise of the Option payable by the Buyer on Completion calculated in accordance with clause 5;

“Exercise Notice” means the written notice given by the Buyer in accordance with clause 4.1;

“Group” means the Seller, the Company and its subsidiaries for the time being, including the MidCo and the BidCo, and “Group Company” means any of them;

“Hurdle Rate Return” means the Purchased Preferred Equity having received Specified Cash Proceeds sufficient to obtain both (a) a ratio of Specified Cash Proceeds to US$[***] greater than [***]* and (b) the Specified Cash Proceeds representing a [***] IRR on US$[***], calculated from the Original Issue Date to the date of Completion;

“Investors” means [***] , and any permitted transferees of the Purchased Preferred Equity;

“IRR” means an internal rate of return calculated using the “XIRR” function on Microsoft Excel, as reasonably determined by the Requisite Holders and the Company, which determination shall, in the absence manifest error, be binding on the Company and the holders of Series A Preferred Shares;

“Memorandum and Articles” means the Amended and Restated Memorandum and Articles of Association of the Company, as may be amended or restated from time to time;

“Notes” means the Senior Secured Notes due 2026 issued by the Company on the Original Issue Date to the Investors;

“Option” means the option granted in favour of the Buyer by the Seller in accordance with clause 2;

“Option Period” means the time during which the Buyer may exercise the Option, as set out in clause 3;

“Option Securities” means, as to be chosen at the sole discretion of the Buyer, any one of:

(a)	all Securities of the Company, directly, legally and beneficially owned by the Seller;

(b)	all Securities of the MidCo, indirectly and beneficially owned by the Seller through the Company; or

(c)	all Securities of the BidCo, indirectly and beneficially owned by the Seller through the Company and the MidCo;

“Ordinary Share” means an ordinary fully paid share of par value US$0.01 each per share in the capital of the Company and “Ordinary Shares” has a corresponding meaning;

“Original Issue Date” means 19 February 2021;

“Purchase Agreement” means that certain purchase agreement, dated as of 19 February 2021 (as the same may be amended, supplemented, restated, replaced, refinanced or otherwise modified from time to time), by and among the Company, the guarantors from time to time party thereto, the purchasers from time to time party thereto and FMP Agency Services, LLC, as collateral agent for the Secured Parties (as defined therein);

“Purchased Preferred Equity” means the Series A Preferred Shares and Warrants (and Warrant Shares issued in respect thereof) purchased by the purchasers party to the Purchase Agreement pursuant to the Purchase Agreement on the Original Issue Date;

“Requisite Holders” means two-thirds of the then outstanding Series A Preferred Shares;

“Securities” means, in relation to a person, all classes and series of the ordinary shares of such person, all other classes and series of the preferred shares of such person, all other classes and series of share capital of such person and all other equity securities in such person or the grant of any option or right to subscribe for any shares or other equity securities in such person, in each case whether now existing or hereafter created, authorized or issued, each in the capital of such person;

“Series A Preferred Shares” means 45,000 authorized and unissued preferred shares of the Company are hereby designated Senior Cumulative Redeemable Series A Preferred Shares;

“Shareholders Agreement” means that certain Shareholders Agreement, dated as of 19 February 2021, by and among the Company and the shareholders of the Company from time to time, as amended, restated, supplemented and otherwise modified from time to time in accordance with its terms;

“Specified Cash Proceeds” means the aggregate of (A) all prior or concurrent dividends and cash distributions paid in cash (in US Dollars) in respect of the Purchased Preferred Equity, (B) US$900,000, (C) any prior or concurrent consideration paid in cash (in US Dollars) to the holder(s) thereof in in connection with the acquisition by the Company of Purchased Preferred Equity, and (D) any consideration paid to the Investors in connection with the exercise for the Option hereunder;

“Surviving Clauses” means clauses 1 (Interpretation), 9 (Confidentiality and Announcements), 11 (Transfer and Assignment), 12 (Entire agreement), 13 (Variation and Waiver), 14 (Costs),

15 (Notices), 16 (Severance), 17 (Third Party Rights), 18 (Counterparts), 19 (Language) and 20 (Governing Law and Jurisdiction);

“Taxes” means all taxes, imposts, duties, levies, charges, deductions and withholdings in the nature or on account of tax, together with all interest thereon and penalties with respect thereto and “Tax” shall be construed accordingly;

“Warrant Shares” means the Ordinary Shares issued or issuable upon exercise of the Warrants; and

“Warrants” means the share purchase warrants evidencing rights to purchase initially 9,444 Ordinary Shares, issued to the holders of the Series A Preferred Shares on the Original Issue Date pursuant to the Purchase Agreement.

1.2	Clause, schedule and paragraph headings shall not affect the interpretation of this agreement.

1.3	References to clauses and schedules are to the clauses and schedules of this agreement and references to paragraphs are to paragraphs of the relevant schedule.

1.4	The schedules form part of this agreement and shall have effect as if set out in full in the body of this agreement. Any reference to this agreement includes the schedules.

1.5	A “person” includes a natural person, corporate or unincorporated body (whether or not having separate legal personality).

1.6	A reference to a “party” shall include that party’s successors and permitted assigns.

1.7	Unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular.

1.8	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.9

A reference to a statute or statutory provision is a reference to it as amended, extended or re-enacted from time to time, provided that, as between the parties, no such amendment, extension or re-enactment made after the date of this agreement shall apply for the purposes of this agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any party.

1.10	A reference to a statute or statutory provision shall include all subordinate legislation made from time to time under that statute or statutory provision.

1.11	A reference to “writing” or “written” includes any method of representing or reproducing words in a legible form.

1.12

Any words following the terms “including”, “include”, “in particular”, “for example” or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms. Where the context permits, “other” and “otherwise” are illustrative and shall not limit the sense of the words preceding them.

1.13	Any obligation on a party not to do something includes an obligation not to allow that thing to be done.

2.	GRANT OF THE OPTION

2.1

The Seller grants to the Buyer an option to purchase all or a portion of the Option Securities, provided however, that the number of the Option Securities to be purchased represent at least a majority of the outstanding share capital in the Company, MidCo or BidCo, as applicable, on the terms set out in this agreement. The Option Securities shall be sold with full title guarantee free from all liens, charges and encumbrances and with all rights attached to them at the date of Completion.

2.2

In the event the Option is exercised with respect to the Company, the Buyer acknowledges and agrees that in addition to the purchase of the Option Securities above Buyer may be required to purchase all of the Warrants, Warrant Shares and Ordinary Shares held by the Investors (the “Investor Securities”), for the same consideration per share as the Option Securities, to be paid in cash (in U.S. dollars). If the Investors do not require the Buyer to purchase the Investor Securities, the Buyer nonetheless has the right to require the Seller to exercise its drag-along right pursuant to the Shareholders Agreement, and compel the Investor Securities to be sold to the Buyer, for the same consideration per share as the Option Securities. In addition, concurrent with the purchase of the Option Securities and, if applicable, the Investor Securities, the parties shall work together to allow the Company to use such portion of the Total Consideration paid by the Buyer as is required to redeem in full all of the outstanding Series A Preferred Shares and the Notes at their respective Applicable Redemption Amount.

2.3

In the event the Option is exercised with respect to MidCo or Bidco, the Company shall use such portion of the Total Consideration paid by the Buyer as is required to redeem in full all of the outstanding Series A Preferred Shares and the Notes at their respective Applicable Redemption Amount. In addition, to the extent that Investor Securities are required to be purchased, the Buyer and Seller shall, at Completion, cause the Company to redeem, repurchase or make a distribution or dividend on the outstanding Ordinary Shares, Warrants and/or Warrant Shares, such that the holders thereof receive the same consideration thereof as if the Buyer had exercised the Option with respect to the Option Securities of the Company.

3.	OPTION PERIOD

3.1	The Option may only be exercised:

(a)	on or after 19 August, 2022 (“Commencement Date”); and

(b)	no later than 5.00pm Eastern Time on 19 April, 2023 (“Expiration Date”), and if the Option is not exercised on or before the Expiration Date, it shall lapse.

For the purposes of this clause 3.1, the date of exercise of the Option is the date on which the Buyer serves the Exercise Notice on the Seller and not the date on which the Seller is deemed to receive the Exercise Notice in accordance with clause 15.2.

3.2	Any attempt by Buyer to exercise the Option prior to the Commencement Date or after the Expiration Date, shall be null and void and of no force or effect.

3.3	If the Option is not exercised on or before the Expiration Date:

(a)	this agreement shall terminate automatically and the Option shall be null and void and of no further force or effect without any further action by the parties; and

(b)

save for the Surviving Clauses, each party shall have no further rights or obligations against each other under this agreement. Each party’s continuing rights, obligations and liabilities under the Surviving Clauses shall survive termination.

4.	EXERCISE

4.1	The Option shall be exercised only by the Buyer giving the Seller an Exercise Notice in accordance with clause 15 which shall include:

(a)	the date on which the Exercise Notice is given;

(b)	a statement to the effect that the Buyer is exercising the Option;

(c)

the number and type of Option Securities the Buyer is proposing to purchase, and whether the Buyer will require the Seller to exercise its drag-along right under the Shareholders Agreement with respect to the Investor Securities.

(d)	a date, which falls between 19 February 2023 and 19 June 2023, on which Completion is to take place; and

(e)	a signature by or on behalf of the Buyer.

4.2

As soon as practicable following the delivery of the Exercise Notice, the Buyer and the Seller shall cooperate and work together to determine the total number of Option Securities and Investor Securities, as applicable, to be purchased (collectively, the “Purchased Securities”), the Consideration to be paid in accordance with clause 5 below, and the structure of the payment, if required, as to satisfy the requirements set forth in clause 2 above.

4.3	Once given, an Exercise Notice may not be revoked without the written consent of the Seller.

4.4

All dividends and other distributions resolved or declared to be paid or made by the Company for the Purchased Securities by reference to a record date which falls on or before Completion shall belong to and be payable to the Seller.

5.	CONSIDERATION

5.1	The Consideration payable by the Buyer in connection with the exercise of the Option shall be paid in cash (in US Dollars), at an amount equal to the higher of the two calculations set forth below:

(a)

assuming a liquidation of the Company with a total enterprise value of the Company at least equal to EBITDA (as defined in the Purchase Agreement (as in effect on the Original Issue Date, regardless of whether the Purchase Agreement is then in effect)) for the trailing 12-month period most recently ended; and multiplied by [***], and as adjusted for the number of Purchased Securities to be purchased by the Buyer; and

(b)	an amount sufficient to allow the Company to fully redeem the Series A Preferred Shares and the Notes at the Applicable Redemption Amount, and to achieve the Hurdle Rate Return.

5.2

The parties shall use their respective reasonable endeavours to procure that the Consideration shall be finally determined as quickly as possible and, in any event, no later than the date for Completion specified by the Buyer in the Exercise Notice failing which, the matter shall be referred to an expert for determination in accordance with clause 8.

5.3

The Buyer’s obligation to make the payments provided for in this agreement shall not be affected by any circumstances, including, without limitation, any set-off, withholdings, counterclaim, recoupment, defence or other right which the Buyer may have against the Seller or others.

5.4

All payments by the Buyer under this agreement shall be made without any deduction or withholding and free and clear of and without deduction or withholding for or on account of any Taxes except to the extent that the Buyer is required by law to make payment subject to any Tax. If any Tax or amounts in respect of Tax must be deducted, or any other deductions must be made or Tax accounted for, from or in respect of any amounts payable or paid by the Buyer under this agreement, the Buyer shall pay such additional amounts, as may be necessary to ensure that the Seller or such other person as the Seller may direct receives a net amount equal to the full amount which it would have received had payment not been made subject to Tax.

6.	COMPLETION

6.1	Completion shall take place at the then registered address of the Company on the date specified in the Exercise Notice or such later date as the parties may agree.

6.2

At Completion, the Buyer shall pay or procure the payment of the Consideration to the Seller or to such other person as the Seller may direct by wire transfer of immediately available funds to the bank account as to be designated and in accordance with instructions given by the Seller in writing prior to Completion.

6.3	The Seller shall deliver, cause to be delivered and procure the delivery to the Buyer at Completion:

(a)	Securities transfer forms for the Purchased Securities duly completed in favour of the Buyer (or such persons as the Buyer may direct); and

(b)	Securities certificates for the Purchased Securities.

6.4

The parties shall execute and shall procure that their relevant parties shall execute all other requisite contracts, agreements or documents, obtain all requisite approval and consent of the government, conduct all necessary actions, in order to transfer the valid ownership of the Purchased Securities to the Buyer (or such persons as the Buyer may direct), and cause the Buyer (or such persons as the Buyer may direct) to be the registered owner of the Purchased Securities.

6.5	Upon Completion, each of the parties shall use its reasonable endeavours to ensure the registration of the Buyer (or as it directs) as the holder of the Purchased Securities.

7.	WARRANTIES

7.1	Each party warrants to each other party as at the date of this agreement and upon Completion that:

(a)	it is validly existing and is a company duly incorporated and registered under the law of its jurisdiction of incorporation;

(b)	it has the legal right, full power and authority and all necessary consents and authorisations to enter into and perform its obligations under this agreement;

(c)	this agreement constitutes legal, valid and binding obligations on it and will be enforceable in accordance with its terms;

(d)	the entry into and performance of its obligations under this agreement will not:

(i)	conflict with or breach any provision of its constitutional documents;

(ii)	breach any agreement or instrument to which it is a party or by which it is bound;

(iii)	conflict with or breach any applicable law or any requirement of any authority to which it is subject or submits; or

(iv)	require the consent, approval or authorisation of any authority.

7.2	The Seller represents and warrants to the Buyer that, by itself and through its direct and indirect control over the Company, the MidCo and the BidCo, respectively:

(a)	it has full power and authority to grant the Option on the terms and conditions of this agreement;

(b)	it is, and will remain during the Option Period, the direct legal and beneficial or indirect (as the case may be) beneficial owner of the relevant Option Securities; and

(c)

the Option Securities represent all Securities directly or indirectly held by the Seller of the relevant Group Company issued or agreed to be issued and there is no option or right outstanding in favour of any third party to subscribe for any share or loan capital of the relevant Group Company.

8.	DETERMINATION BY AN EXPERT

8.1

Any dispute about the Consideration shall be referred to the independent accountant to be nominated by the President for the time being of the Institute of Chartered Accountants in New York City, New York., United States (“Independent Accountant”).

8.2	The Independent Accountant shall use its reasonable endeavours to reach its conclusions under clause 8.1 within one calendar month.

8.3

The Independent Accountant’s fees and any costs properly incurred by it in arriving at its determination (including any fees and costs of any advisers appointed by it) shall be borne by the parties equally.

8.4

The Independent Accountant shall act as an expert and not as an arbitrator. The Independent Accountant shall determine the amount of the Consideration which may include any issue involving the interpretation of any provision of this agreement, its jurisdiction to determine the matters and issues referred to it or its terms of reference. The Independent Accountant’s written decision on the matters referred to it shall be final and binding on the parties in the absence of manifest error or fraud.

9.	CONFIDENTIALITY AND ANNOUNCEMENTS

9.1	Except to the extent required by law or any legal or regulatory authority of competent jurisdiction:

(a)

no party shall at any time disclose to any person (other than to its professional advisers) the existence of, or terms of this agreement or any trade secret or other confidential information relating to the Group (or relating to the other party), or make any use of such information other than to the extent necessary for the purpose of exercising or performing its rights and obligations under this agreement; and

(b)

except with the prior written consent of the other party (such approval not to be unreasonably withheld or delayed), no party shall make, or permit any person to make, any public announcement, communication or circular concerning this agreement.

9.2

The undertakings in clause 9.1 are given by each party to each other party and apply to actions carried out by each party in any capacity and whether directly or indirectly, on the party’s own behalf, on behalf of any other person or jointly with any other person.

9.3

The Seller undertakes to the Buyer, and the Buyer undertakes to the Seller, to keep confidential the existence of this agreement and, in the case of the Buyer, all information which it has acquired about the Group, and to use the information only for the purposes contemplated by this agreement.

9.4	Either party may disclose any information that it is otherwise required to keep confidential under this clause 9:

(a)

to such of its professional advisers, consultants and employees or officers as are reasonably necessary to advise on this agreement, or to facilitate the exercise of the Option, provided that the disclosing party procures that the people to whom the information is disclosed keep it confidential as if they were that party; or

(b)	with the written consent of the other party; or

(c)	to the extent that the disclosure is required:

(i)	by law; or

(ii)	by a regulatory body, tax authority or securities exchange,

but shall use reasonable endeavours to consult the other party and to take into account any reasonable requests it may have in relation to the disclosure before making it.

9.5

No announcement, circular or other publicity in connection with the subject matter of this agreement (other than as permitted by this agreement) shall be made prior to Completion by or on behalf of the Seller or the Buyer without the approval of the other (such approval not to be unreasonably withheld or delayed).

10.	FURTHER ASSURANCE

At its own expense, each party shall, and shall use all reasonable endeavours to procure that any necessary third party shall, promptly execute and deliver such documents and perform such acts as the other party may reasonably require for the purpose of giving full effect to this agreement.

11.	TRANSFER AND ASSIGNMENT

11.1

Neither party shall assign, transfer, mortgage, charge, subcontract, declare a trust over or deal in any other manner with any or all of its rights and obligations under this agreement (or any other document referred to in it) without the prior written consent of the other party (such consent not to be unreasonably withheld or delayed).

11.2	Each person confirms that it is acting on its own behalf and not for the benefit of any other person.

12.	ENTIRE AGREEMENT

12.1

This agreement (together with the documents referred to in it) constitutes the entire agreement between the parties and supersedes and extinguishes all previous discussions, correspondence, negotiations, drafts, agreements, promises, assurances, warranties, representations, arrangements and understandings between them, whether written or oral, relating to their subject matter.

12.2

Each party acknowledges that in entering into this agreement (and any documents referred to in it), it does not rely on, and shall have no remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this agreement (or those documents).

12.3	Nothing in this clause 12 shall limit or exclude any liability for fraud.

13.	VARIATION AND WAIVER

13.1	No variation of this agreement shall be effective unless it is in writing and signed by or on behalf of each party (or their authorised representatives).

13.2

No failure or delay by a party to exercise any right or remedy provided under this agreement or by law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No single or partial exercise of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy. A waiver of any right or remedy under this agreement or by law is only effective if it is in writing.

13.3	Except as expressly provided in this agreement, the rights and remedies provided under this agreement are in addition to, and not exclusive of, any rights or remedies provided by law.

14.	COSTS

Except as expressly provided in this agreement, each party shall pay its own costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this agreement (and any documents referred to in it).

15.	NOTICES

15.1

All notices and other communications given or made pursuant to this agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (a) personal delivery to the party to be notified; (b) when sent, if sent by electronic mail during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next Business Day; (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one Business Day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt.

15.2

All communications shall be sent to the respective parties at their addresses as set forth in this agreement, or in any case to such email address or address as subsequently modified by written notice given in accordance with clause 15.1.

15.3	This clause 15 does not apply to the service of any proceedings or other documents in any legal action.

16.	SEVERANCE

16.1

If any provision of this agreement or part-provision of this agreement is or becomes invalid, unenforceable or illegal, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this clause shall not affect the validity and enforceability of the rest of this agreement.

16.2

If any provision or part-provision of this agreement is invalid, illegal or unenforceable, the parties shall negotiate in good faith to amend such provision so that, as amended, it is legal, valid and enforceable, and, to the greatest extent possible, achieves the intended commercial result of the original provision.

17.	THIRD PARTY RIGHTS

Except as provided elsewhere in this agreement, the parties do not confer any rights or remedies upon any person other than the parties to this agreement and their respective successors and permitted assigns.

18.	COUNTERPARTS

This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

19.	LANGUAGE

If this agreement is translated into any language other than English, the English language text shall prevail.

20.	GOVERNING LAW AND JURISDICTION

20.1

This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflict of laws principles thereof.

20.2

Any dispute, controversy, difference or claim arising out of, relating to or having any connection with this agreement, including the existence, validity, interpretation, performance, breach or termination of the agreement or the consequences of its nullity, or any dispute regarding non-contractual obligations arising out of, relating to or having any connection with it (“Dispute”), shall be referred to and finally resolved by arbitration in accordance with the rules of the American Arbitration Association (“Rules”) when a notice in writing is provided by the claimant party to the respondent party. The Rules, to the maximum extent permissible, are incorporated by reference into this clause 20.2 and capitalized terms used in this clause 20.2 which are not otherwise defined in this agreement have the meaning given to them in the Rules. The language of the arbitration shall be English. The seat of arbitration shall be in New York City, New York, United States. The number of arbitrators shall be one. The award by the arbitral tribunal shall be final and binding upon the parties and neither party shall call upon a court of law or any other authority in an attempt to invalidate, amend or review the arbitral award. Service of any notice of arbitration made pursuant to this clause 20.2 shall be made in accordance with the Rules at the address given for the sending of notices under this agreement. Judgment upon any award entered through arbitration may be entered in any court having jurisdiction or application may be made to any such court for judicial acceptance of the award and an order of enforcement, as the case may be. Each of the parties hereby expressly waives any claim of immunity from jurisdiction or enforcement of the judgment it might have on grounds of sovereign immunity or otherwise.

IN WITNESS this document has been executed and delivered on the date first stated above.

Signed by RAMESH KAMATH for and on behalf of STARTEK, INC.:	) )	Signature

		Name (block capitals)	RAMESH KAMATH

Signed by BHARAT RAO for and on behalf of CSP EAF Fund GP Limited, acting for CSP EAF Fund LP:	) ) ) )	Signature

		Name (block capitals)	BHARAT RAO
Director